UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
June 13, 2022
Date of Report (Date of earliest event reported)
THE PNC FINANCIAL SERVICES GROUP, INC.
(Exact name of registrant as specified in its charter)
Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of	(I.R.S. Employer
incorporation)	Identification No.)
The Tower at PNC Plaza
300 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2401
(Address of principal executive offices, including zip code)
(888) 762-2265
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $5.00	PNC	New York Stock Exchange
Depositary Shares Each Representing a 1/4,000 Interest in a Share of Fixed-to- Floating Rate Non-Cumulative Perpetual Preferred Stock, Series P	PNC P	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 13, 2022 (the “Effective Date”), the Human Resources Committee (“Committee”) of the Board of Directors of The PNC Financial Services Group, Inc. (“PNC”) approved grants of performance-based restricted stock units (“PRSUs”) with a five-year performance period to three executives (each grant, a “Leadership Continuity Award”) based on the following dollar values (at target). The number of PRSUs granted to each of the following executives was determined by dividing the dollar value of the applicable Leadership Continuity Award by the closing price of a share of PNC Common Stock on the Effective Date ($155.53 per share):

Executive Officer	Title	Dollar Value of Grant (At Target)	Number of PRSUs (At Target)
Michael P. Lyons	Executive Vice President and Head of Corporate & Institutional Banking	$10.8 million	69,440
E William Parsley, III	Executive Vice President and Chief Operating Officer	$10.2 million	65,583
Robert Q. Reilly	Executive Vice President and Chief Financial Officer	$5.5 million	35,363

In granting the Leadership Continuity Awards, the Committee intends to address three key objectives: (1) ensuring leadership continuity to support the CEO in executing the organization’s strategic priorities over the next several years; (2) increasing PNC’s ability to retain senior leadership in a highly competitive environment; and (3) strengthening the alignment between compensation and long-term shareholder value creation.

The Leadership Continuity Award is a stock-based award subject to the vesting conditions described below. The Leadership Continuity Award is separate from the annual or long-term incentive compensation awards that may be granted by the Committee to each executive following the completion of the 2022 performance year. The terms and conditions of the Leadership Continuity Award were developed with input from the Committee’s independent compensation consultant.

The Committee established a performance-based metric for the Leadership Continuity Award tied to PNC’s total shareholder return (“TSR”) as compared to a peer group. The overall payout percentage of the Leadership Continuity Award, and the amount realized by each executive, will be based on PNC’s performance against such relative TSR goal and may be adjusted downward at the discretion of the Committee based on the executive’s individual performance. The maximum payout percentage may not exceed 125% of the target award and will require relative TSR outperformance by PNC, as described in the chart below. In the event PNC’s absolute TSR is negative at the end of the performance period, the maximum payout percentage may not exceed 100%.

Vesting will be determined over a five-year performance period beginning on the Effective Date, with the following adjustments for relative TSR performance:

Percentile Performance of PNC TSR Relative to Peer Group	Percent Increase or Reduction in Payout
≤25th percentile	25% reduction
50th percentile	Target (no reduction)
≥75th percentile	25% increase

PNC’s closing stock price on the Effective Date will be used to calculate achievement of the relative TSR goal. The initial peer group for the relative TSR metric is the same as the peer group described in PNC’s 2022 definitive proxy statement on Schedule 14A, which was filed with the Securities and Exchange Commission (“SEC”) on March 16, 2022 (the “2022 Proxy”).

The Leadership Continuity Award is also subject to the same risk-related performance metric and review to which the executives are subject under their 2021 Performance Share Unit (“PSU”) awards, as described in the 2022 Proxy. A form of award agreement for the 2021 PSU awards is attached as Exhibit 10.26 to PNC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on February 5, 2022 (the “2021 Form 10-K”).

Vesting is subject to continuous service with PNC until the end of the five-year performance period (i.e., June 13, 2027), with limited exceptions as set forth in the applicable award agreement and PNC’s 2016 Incentive Award Plan (the “IAP”), including upon death and disability. In addition, in the event (1) PNC terminates the executive’s employment without Cause during the performance period (as defined in the IAP), or (2) the executive terminates his employment with PNC by reason of a qualifying retirement at any time following the third anniversary of the Effective Date, the Committee has the discretion to continue vesting all or a portion of the

Leadership Continuity Award. In both cases, the payment timing and final payout percentages remain the same as though the executive had remained employed during the entire performance period.
Amounts earned under the Leadership Continuity Award will be settled in shares of PNC Common Stock to be delivered following the end of the performance period, along with dividend equivalent rights that have accrued throughout the performance period. These shares will be subject to the forfeiture and clawback provisions applicable to equity-based awards as set forth in PNC’s Incentive Compensation Adjustment and Clawback Policy.

This summary of the Leadership Continuity Award is qualified in its entirety by reference to the applicable award agreement, which PNC will file as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2022, and to the IAP, which is included as Exhibit 10.7 to the 2021 Form 10-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC. (Registrant)
Date:	June 17, 2022	By:	/s/ Gregory H. Kozich
Gregory H. Kozich
Senior Vice President and Controller